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                                                                    Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference into the registration statement of CanArgo Energy Corporation on Form S-8, of our report which includes a paragraph regarding the ability of the Company to continue as a going concern, dated March 5, 1999 (except for Note 20, as to which the date is March 29, 1999), on our audit of the consolidated financial statements of CanArgo Energy Corporation as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and August 31, 1996 and the four month period ended December 31, 1996.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
August 26, 1999